Exhibit 99.1

For Release:  February 5, 2014 at 4:00 PM (Central)

STATE INVESTORS BANCORP, INC. REPORTS FOURTH QUARTER RESULTS

Metairie, Louisiana – February 5, 2014 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended December 31, 2013, of $179,000, an increase of $82,000, as compared to net income of $97,000 reported for the quarter ended December 31, 2012.  Earnings per share, basic and diluted, were $0.07 for the quarter ended December 31, 2013, compared to $0.04 for the quarter ended December 31, 2012. Net income for the year ended December 31, 2013 amounted to $508,000, a decrease of $244,000 from $752,000 in net income reported for the year ended December 31, 2012. Earnings per share, basic and diluted, were $0.20 for the year ended December 31, 2013, compared to $0.26 for the year ended December 31, 2012.

The increase in net income for the quarter ended December 31, 2013 resulted primarily from a $67,000, or 2.7%, increase in total interest income, a decrease of $50,000, or 100.0%, in the provision for loan losses, and a decrease of $35,000, or 5.1%, in total interest expense.  This was partially offset by a decrease of $35,000, or 68.6%, in non-interest income, an increase of $21,000, or 1.3%, in total non-interest expense, and an increase of $14,000, or 12.1%, in the provision for income taxes.  Net interest income increased $102,000, or 5.6%, due to the $67,000 increase in total interest income as a result of an overall increase in interest earning assets.  The decrease in non-interest income was due to a $46,000 loss on other real estate owned partially offset by an increase in service charges, fees and other operating income of $11,000, or 21.6%, compared to the quarter ended December 31, 2012.  The increase in non-interest expense was primarily due to an increase in data processing expense of $89,000, or 108.5%, as well as increases of $62,000, or 71.3%, in occupancy expenses, $8,000, or 12.1%, in professional fees, and $1,000, or 4.6%, in advertising expense, partially offset by decreases of $115,000, or 34.0%, in other non-interest expenses, $8,000, or 33.3%, in office supplies and postage expense, $7,000, or 0.8% in salaries and employee benefits expense, $7,000, or 11.9%, in security expense, and $2,000, or 4.4%, in deposit insurance premiums.  No provision for loan losses was made during the quarter ended December 31, 2013.

The decrease in net income for the year ended December 31, 2013, compared to the same period in 2012, was primarily due to a decrease of $348,000, or 3.3%, in interest income, a decrease of $92,000, or 38.5%, in non-interest income, an increase of $53,000, or 0.8%, in non-interest expense, and an increase $14,000, or 9.9%, in the provision for loan losses.  This was partially offset by a decrease of $147,000, or 5.4%, in total interest expense, and a decrease in the provision for income taxes of $116,000, or 23.6%.  The decreases in both interest income and interest expense were due to a decrease in the yield on average loans and a decline in the average cost of funds. The decrease in non-interest income was due to an $86,000 loss on other real estate owned and a decrease in service charges, fees and other operating income of $6,000, or 2.5%, compared to the year ended December 31, 2012.  The increase in non-interest expense was primarily due to increases of $159,000, or 36.5%, in data processing expense, $104,000, or 3.1%, in salaries and employee benefits expense, $74,000, or 11.7%, in occupancy expense, and $18,000, or 32.1%, in advertising, partially offset by decreases of $133,000, or 13.0%, in other non-interest expenses, $95,000, or 42.6%, in deposit insurance premiums, $37,000, or 28.2%, in office supplies and postage, $19,000, or 7.9%, in security expense, and $18,000, or 4.5%, in professional fees expense.

At December 31, 2013, the Company reported total assets of $258.7 million, an increase of $12.7 million, or 5.2%, compared to total assets of $246.0 million at December 31, 2012.  The increase primarily reflects increases in net loans receivable of $24.4 million, or 14.0%, and $712,000, or 40.1%, in Federal Home Loan Bank Stock, partially offset by decreases in investment securities of $8.2 million, or 17.7%, and cash and cash equivalents of $4.0 million, or 31.4%.  The increase in net loans receivable was partially funded by advances from the Federal Home Loan Bank of Dallas which amounted to $56.0 million at December 31, 2013, compared to $39.3 million at December 31, 2012, an increase of $16.7 million, or 42.5%. Deposits decreased $2.0 million, or 1.3%, at December 31, 2013 compared to December 31, 2012.  At December 31, 2013, the Company reported $1.4 million of non-performing assets, or 0.5%, of total assets at such date, compared to $3.6 million of non-performing assets, or 1.5%, of total assets at December 31, 2012.

Total shareholders’ equity decreased $1.9 million, or 4.5%, to $41.6 million at December 31, 2013, from $43.5 million at December 31, 2012, primarily due to the purchase of 175,658 shares under the Company’s stock repurchase program, and a decrease in unrealized gain on securities available for sale of $248,000 net of the deferred tax effect, partially offset by net income of $508,000 for the year ended December 31, 2013.

The Company repurchased 61,618 shares of its common stock during the quarter ended December 31, 2013, at an average price per share of $15.45, under the share repurchase program announced in November 2012 which covered up to 262,000 shares.   The Company announced in December 2013 a fourth share repurchase program which covers up to 118,100 shares.  As of December 31, 2013, there were a total of 146,409 shares remaining for repurchase under the programs.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)
	December 31, 2013	December 31, 2012
ASSETS	(Unaudited)

Cash and cash equivalents	$8,734	$12,729
Investment securities	38,267	46,474
Loans receivable, net	199,265	174,832
Other assets	12,419	11,920

Total assets	$258,685	$245,955

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$159,147	$161,163
FHLB advances	55,992	39,286
Other liabilities	1,980	2,044

Total liabilities	217,119	202,453

Total shareholders’ equity	41,566	43,502

Total liabilities and shareholders’ equity	$258,685	$245,955

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Total interest income	$2,568	$2,501	$10,059	$10,407
Total interest expense	656	691	2,577	2,724
Net interest income	1,912	1,810	7,482	7,683
Provision for loan losses	--	50	156	142
Net interest income after provision for loan losses	1,912	1,760	7,326	7,541

Non-interest income	16	51	147	239
Non-interest expense	1,619	1,598	6,590	6,537
Income before income taxes	309	213	883	1,243
Income taxes	130	116	375	491

NET INCOME	$179	$97	$508	$752

Earnings Per Share
Basic	$0.07	$0.04	$0.20	$0.26
Diluted	$0.07	$0.04	$0.20	$0.26

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1)
Average interest rate spread	2.93%	2.92%	2.94%	3.03%
Net interest margin	3.15%	3.17%	3.18%	3.30%
Average interest-earning assets to
average interest-bearing liabilities	120.02%	120.38%	121.77%	123.70%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.53%	1.45%	0.53%	1.45%
Allowance for loan losses as a percent of non-performing loans	99.41%	48.37%	99.41%	48.37%
Allowance for loan losses as a percent of total loans receivable	.67%	0.98%	.67%	0.98%

Per Share Data:
Shares outstanding at period end	2,390,334	2,565,992	2,390,334	2,565,992
Weighted average shares outstanding:
Basic	2,418,011	2,728,196	2,488,964	2,859,527
Diluted	2,488,173	2,763,048	2,546,969	2,875,467

Tangible book value at period end	$17.39	$16.95	$17.39	$16.95
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(1)           Ratios for the three month periods are annualized.
(2)           Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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